TERMINATION AGREEMENT

This Termination Agreement (this "Agreement") entered into as of May 23, 2003, by and between Andersen Group, Inc., a Delaware corporation ("AGI"), and Asinio Commercial Limited, a limited liability company organized under the laws of Cyprus ("ACL").  ACL and AGI are referred to herein each, as a "Party" and collectively, as the "Parties."

WHEREAS, AGI and ACL are parties to that certain Stock Subscription Agreement dated as of May 23, 2003, as amended (the "Stock Subscription Agreement"), pursuant to which, among other things, AGI or its designee agreed to acquire from or on behalf of ACL, and ACL agreed to transfer to AGI all of the outstanding capital stock of ZAO COMCOR TV, a closed joint stock company organized under the laws of the Russian Federation ("CCTV"), owned by or held for the benefit of ACL, in return for AGI Common Stock.  All capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stock Subscription Agreement;

WHEREAS, ACL has decided not to consummate the transactions contemplated by the Stock Subscription Agreement;

WHEREAS, AGI and Moskovskaya Telecommunikatsionnaya Corporatsiya, an open joint stock company organized under the laws of the Russian Federation desire to enter into an agreement substantially similar to the Stock Subscription Agreement; and

WHEREAS, the Parties desire, except as provided in this Agreement, to terminate the Stock Subscription Agreement and to release each other from any and all claims and/or obligations arising under the Stock Subscription Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1.         Termination of the Stock Subscription Agreement.  Pursuant to §9(a) of the Stock Subscription Agreement, each Party hereby agrees that, notwithstanding anything to the contrary set forth in the Stock Subscription Agreement and the annexes and exhibits included therein (i) the Stock Subscription Agreement shall be irrevocably terminated and rescinded, (ii) all rights and privileges granted, accruing or inuring to each Party pursuant to the Stock Subscription Agreement shall be irrevocably relinquished and surrendered, (iii) all obligations and duties owed or required to be preformed for or on behalf of each Party under the Stock Subscription Agreement shall be irrevocably waived and released and (iv) each Party and its agents, directors, officers, employees, shareholders, affiliates and successors in interest, shall be released, remised and forever discharged from all manner of actions, causes of actions, suits, debts, sums of money (whether accrued or contingent), accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, judgments, claims and demands whatsover in law or in equity, known or unknown, which such other party ever had, now has, or hereafter can, shall or may have, based upon or by reason of any matter, cause or thing related to or arising out of the Stock Subscription Agreement.  Each of the Parties further agrees that (i) the requirement for notice (whether written or oral) with respect to the termination of the Subscription Agreement is hereby irrevocably waived by the Parties and (ii) any other requirement or condition precedent to the termination of the Stock Subscription Agreement is hereby irrevocably waived or shall be deemed to have been satisfied, as the case may be.

2.         Acknowledgement.  ACL acknowledges and represents that it does not have, nor will it assert, any rights to or interest in any shares of CCTV.

3.         Representations and Warranties.

a)         Representations and Warranties of ACL.  ACL represents, warrants and covenants to AGI that the statements and understandings contained in this §3(a) are true, complete and correct as of the date of this Agreement.

i)          Organization of ACL.  ACL is a limited liability company duly organized and validly existing under the laws of the Republic of Cyprus.

ii)         Authorization.  ACL has full power and authority (including full power and authority as a limited liability company) to execute and deliver this Agreement and to perform its obligations hereunder.  All action on the part of ACL as a limited liability company required for the lawful execution and delivery of this Agreement have been taken.  This Agreement constitutes the valid and legally binding obligation of ACL, enforceable in accordance with its terms and conditions.  ACL need not give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental or Regulatory Authority in order to consummate the transactions contemplated by this Agreement.

iii)         Noncontravention.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental or Regulatory Authority or court to which ACL is subject or any provision of its memorandum and articles of association or other organizational documents.

b)         Representations and Warranties of AGI.  AGI represents and warrants to ACL that the statements and understandings contained in this §3(b) are true, correct and complete as of the date of this Agreement.

i)          Organization of AGI.  AGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

ii)         Authorization of Transaction.  AGI has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  All corporate action on the part of AGI required for the lawful execution and delivery of this Agreement have been taken.  This Agreement constitutes the valid and legally binding obligation of AGI, enforceable in accordance with its terms and conditions.  AGI need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental or Regulatory Authority in order to consummate the transactions contemplated by this Agreement.

iii)         Noncontravention.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental or Regulatory Authority or court to which AGI is subject or any provision of its certificate of incorporation or bylaws.

4.         Miscellaneous.

a)         No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors.

b)         Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof.

c)         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

d)         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

e)         Governing Law and Language.

i)          This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York; provided, however, that any agreements referred to herein which by their terms are expressly governed by the laws of another jurisdiction shall be governed by such laws; and further provided that nothing in this §4(e) shall permit any Party to bring any action, claim, demand, litigation or other legal proceeding arising out of or relating to this Agreement in any tribunal other than as set forth in §4(f) below, except to enforce an award issued by the arbitrators in accordance with §4(f) below.

ii)         This Agreement is written in English and any Russian language text is provided only for the convenience of the parties.  In the case of inconsistency or issues of interpretation between the English and Russian texts, the English text shall control.

f)          Arbitration.  Any dispute, controversy or claim between the Parties arising out of or relating to this Agreement or the breach, termination or validity hereof shall be referred to and finally resolved by arbitration in New York, New York, to the exclusion of all other procedures, in accordance with the rules then in force of the American Arbitration Association, which are deemed to be incorporated by reference into this §4(f).  In any such arbitration, three arbitrators shall be appointed in accordance with the such rules.  Where the rules of the American Arbitration Association do not provide for a particular situation, the arbitrators shall determine the course of action to be followed.  The English language shall be used throughout any arbitral proceeding.  To the maximum extent permitted by applicable Law, the Parties agree not to assert any rights to have any court rule on a question of law affecting the arbitration or to hear any appeal from or entertain any judicial review of the arbitral award.

g)         Agreement Not to Assert Claims/Sovereign Immunity.  Each Party hereby agrees, to the fullest extent permitted by applicable Laws, that it will not assert a claim with regard to (i) any objection that it may have now or in the future to the venue of any action, suit, arbitral proceeding or proceeding in any court referred to in this §4(g), including forum non conveniens, (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum, (iii) any and all rights to demand a trial by jury in any such action, suit, or proceeding brought pursuant to this §4(g) or (iv) with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets or enforceability of judicial or arbitral awards.

h)         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

i)          Construction; Adequate Counsel.

(i)         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement; and

(ii)        Adequate Counsel. Each Party hereby represents and warrants that it and its legal counsel have adequate information regarding the terms of this Agreement, the scope and effect of the transactions contemplated hereby and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                                                        ANDERSEN GROUP, INC.

By:       __________________________

Title:     __________________________

ASINIO COMMERCIAL LIMITED

By:       __________________________

Title:     __________________________